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Exhibit 21

Subsidiaries of Penn National Gaming, Inc.

Name of Subsidiary	State or Other Jurisdiction of Organization
BSL, Inc.	Mississippi
BTN, Inc.	Mississippi
Backside, Inc.	Pennsylvania
CHC Casinos Canada Limited	Nova Scotia
CHC Casinos Corp.	Florida
CHC Casino Manitoba Limited	Ontario
CHC (Ontario) Supplies Limited	Nova Scotia
CRC Holdings, Inc.	Florida
Casino Rama Services, Inc.	Ontario
The Downs Racing, Inc.	Pennsylvania
eBetUSA.com, Inc.	Delaware
Louisiana Casino Cruises, Inc.	Louisiana
Mill Creek Land, Inc.	Pennsylvania
Mountainview Thoroughbred Racing Association	Pennsylvania
Northeast Concessions, Inc.	Pennsylvania
PNGI Charles Town Gaming Limited Liability Company	West Virginia
PNGI Charles Town Food & Beverage Limited Liability Company	West Virginia
PNGI Pocono, Inc.	Delaware
Penn Bullpen, Inc.	Colorado
Penn Bullwhackers, Inc.	Colorado
Penn Millsite, Inc.	Colorado
Penn National Gaming of West Virginia, Inc.	West Virginia
Penn National GSFR, Inc.	Delaware
Penn National Holding Company	Delaware
Penn National Speedway, Inc.	Pennsylvania
Penn Silver Hawk, Inc.	Colorado
Pennsylvania National Turf Club, Inc.	Pennsylvania
Sterling Aviation, Inc.	Delaware
Tennessee Downs, Inc.	Tennessee
W-B Downs, Inc.	Pennsylvania
Wilkes Barre Downs, Inc.	Pennsylvania

Hollywood Casino Corporation	Delaware
Hollywood Casino—Aurora, Inc.	Illinois
Hollywood Casino Shreveport	Louisiana
Shreveport Capital Corporation	Louisiana
Hollywood Management, Inc.	Texas
HCS I, Inc.	Louisiana
HCS II, Inc.	Louisiana
HCS—Golf Course, L.L.C.	Louisiana
HWCC Development Corporation	Texas
HWCC—Golf Course Partners, Inc.	Delaware
HWCC—Holdings, Inc.	Texas
HWCC—Louisiana, Inc.	Louisiana
HWCC—Shreveport, Inc.	Louisiana
HWCC Transportation, Inc.	Texas
HWCC—Tunica, Inc.	Texas

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  Exhibit 21
Subsidiaries of Penn National Gaming, Inc.